Exhibit 23.2


                   [LETTERHEAD OF YOUNT, HYDE & BARBOUR, P.C.]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Form S-8 of Eastern Virginia Bankshares, Inc. of our report dated January 9, 2001, relating to the consolidated balance sheets of Eastern Virginia Bankshares, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998, which report appears in the Eastern Virginia Bankshares, Inc. Annual Report on Form 10-K for the year ended December 31, 2001


                                                 /S/ YOUNT, HYDE & BARBOUR, P.C.


Winchester, Virginia
December 20, 2001